EXHIBIT 4.26

NORTHCORE TECHNOLOGIES INC.

(the “Company”)

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors on May 18, 2005

ORGANIZATION

There shall be a committee of the Board of Directors (the “Board”) to be known as the Audit Committee (the “Committee”).  The Committee shall be composed of at least three directors and any vacancies shall be filled as soon as practicable.

All of the members of the Committee must be “independent”1 as such term is defined in Multilateral Instrument 52-110 “Audit Committees” (the “Instrument”) (or exempt therefrom), and free of any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Committee should have a working familiarity with basic finance and accounting practices and be “financially literate”2 as such term is defined in the Instrument.

The Committee members and the Committee chairman shall be appointed by the Board and members of the Committee shall hold office until the next annual meeting of the shareholders or until they cease to be directors of the Company.  Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board on the recommendation of the Committee, and shall be filled by the Board if membership of the Committee falls below three directors.  If the Chair of the Committee is absent from any meeting, the Committee shall select one of the other members of the Committee to preside at the meeting.

The Chair of the Committee shall be responsible for:

(i) developing and setting the agenda for Committee meetings; and

(ii) determining the time, place and frequency of Committee meetings.

Any member of the Committee or the external auditor may call a meeting of the Committee.

1 Meaning of Independence pursuant to s. 1.4 of the Instrument –  A member of an audit committee is independent if the member has no direct or indirect material relationship with the issuer and subject to subsections 1.4(2) through (8) of the Instrument.

2 Meaning of Financial Literacy pursuant to s. 1.5 of the Instrument - An individual is financially literate if he or she has the ability to read and understand a set of financial statements that presents a breadth and level of complexity of accounting issues that are general comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the issuer’s financial statements.

The quorum for a meeting of the Committee is a majority of the members. With the exemption of the foregoing quorum requirement, the Committee may determine its own procedures.

Notice of the time and place of every meeting shall be given in writing, verbally, by facsimile or by phone to each member of the Committee, the Chairman of the Board, the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, at least 48 hours prior to the time fixed for the meeting.  The notice period may be waived by all members of the Committee. The external auditor of the Company shall be given notice of every meeting of the Committee, and, at the expense of the Company, shall be entitled to attend and be heard thereat. If requested by a member of the Committee, the external auditor shall attend every meeting of the Committee held during the term of office of the external auditor.

STATEMENT OF POLICY

The Committee shall provide assistance to the Board in fulfilling their responsibility to the shareholders, potential shareholders and the investment community relating to:

(i) corporate accounting;

(ii)  reporting practices of the Company;

(iii)  the quality and integrity of the financial reports of the Company;

(iv) the Company’s compliance with legal and regulatory requirements, as they relate to the Company’s financial statements;

(v) the qualifications, independence and performance of the external auditor;

(vi) internal controls and disclosure controls;

(v) the performance of the Company’s internal audit function; and

(vi) performing the additional duties set out in this Charter or otherwise delegated to the Committee by the Board.

In so doing, it is the responsibility of the Committee to maintain free and open means of communications between and among the auditors, the directors and the financial management of the Company.

AUTHORITY AND RESPONSIBILITIES

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements and are of the highest quality.  The duties and responsibilities of the members of the Committee are in addition to those of a member of the Board.

The Company’s external auditor is required to report directly to the Committee.

In carrying out these responsibilities, the audit committee will:

1.	General. Provide an open avenue of communication among the directors, auditors and financial management of the Company.

The Committee has the authority:

(i) to engage independent counsel and other advisors as it determines necessary to carry out its duties,
(ii) to set and pay the compensation for any advisors employed by the audit committee, and
(iii) to communicate directly with the internal and external auditors.

2.	Committee Charter. Review and update the Committee’s charter annually.

3.
Auditor Selection. Review and recommend to the Board the auditors to be selected to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company and review and recommend the compensation of the independent auditor.

4.
Auditor Oversight.  Be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the issuer, including the resolution of disagreements between management and the external auditor regarding financial reporting.

5.
Review of Audit. Meet with the auditors, the Board and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the auditors.

6.
Appointment of CFO. Review and concur in the appointment, replacement, reassignment, or dismissal of the Chief Financial Officer (the “CFO”) and any other key financial executives involved in the financial reporting process.

7.	Auditor Independence. Confirm and assure the independence of the auditors.

8.
Review Financial Reporting and Accounting Standards. Review with the auditors, the competitiveness and suitability of the financial and accounting personnel and the adequacy and effectiveness of the financial reporting and accounting standards and controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.  Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.   The Committee is also responsible for reviewing the Company’s accounting policy note to ensure completeness and acceptability with GAAP as part of the approval of the financial statements.

9.
Internal Audit Function. Review the applicability of an internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the auditors.

10.	Pre-approval of Non-audit Services. Be responsible for the pre-approval of all non-audit services to be provided to the Company or its subsidiary entities by the independent auditor.

11.
Review Annual Financial Statements. Review the annual financial statements and MD&A contained in the annual report to shareholders with management and the auditors to determine that the auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Upon review, recommend the annual financial statements and MD&A for approval by the Board.  Any changes in accounting principles should be reviewed.

12.
Review Interim Financials. Review with management and the CFO the interim financial reports and MD&A and recommend that such reports and MD&A be approved by the Board before they are filed with the OSC, SEC or other regulators.

13.	Risk and Uncertainty. The Committee is responsible for reviewing, as part of its approval of the financial statements, uncertainty notes and disclosures, and MD&A disclosures.

14.
Press Releases and MD&A. Prior to release, review with management and, where necessary, recommend for approval by the Board any press releases and MD&A that disclose annual or interim financial results or that contain other significant financial information.

The Committee is responsible for being satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in the preceding paragraph, and must periodically assess the adequacy of those procedures.

15.
Review Related Party and Conflicts of Interest. Review with management and the independent auditor significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.  This includes a review of related party transactions and conflict of interest transactions and the public disclosure of such transactions, if required.

16.
Review of Accounting and Financial Disclosure Policies. Provide sufficient opportunity for the auditors to meet with the members of the audit committee without members of management present.  Among the items to be discussed in these meetings are the auditors’ evaluation of the Company’s accounting policies and the clarity of the financial information and disclosure practices adopted by the Company, and the cooperation that the auditors received during the course of the audit.

17.
Audit Resources. Review accounting and financial human resources and succession planning and audit efforts of the Company to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

18.
Committee Minutes. Appoint a secretary to the Committee who need not be a director or officer of the Company and will submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the Board.

19.	Committee Reports. Report the Committee’s actions to the Board, including recommendations that the Committee may deem appropriate.

20.
Review Internal Controls. Be responsible for reviewing the plan and scope of the annual audit with respect to planned reliance and testing of controls, and for reviewing major points contained in the auditor’s management letter resulting from control evaluation and testing.  The Committee is also responsible for receiving reports from management when significant control deviations occur.

The Committee will also establish and review the Company’s procedures for the:

•         Receipt, retention and treatment of complaints regarding accounting, financial disclosure, internal controls or auditing matters; and

•         Confidential, anonymous submission by employees regarding questionable accounting auditing and financial reporting and disclosure matters.

21.
Hiring Policies.  Be responsible for reviewing and approving the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.

22.
Authority to Investigate. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel, accountants and others for this purpose if, in its judgment, that is appropriate.

23.
Review of Expense Accounts and Perquisites. Review policies and procedures with respect to expense accounts and perquisites, including their use of Company assets and address the results of any review of these areas with the CFO.

24.
Legal and Regulatory Matters. Review legal and regulatory matters that may have a material impact on the Company’s financial statements and on its compliance policies programs and procedures, including compliance with tax and financial reporting laws and regulations, if and when issues arise.

25.	Committee Letter for Annual Report. Prepare a letter for inclusion in the annual report that describes the Committee’s composition and responsibilities, and how they were discharged.

26.
Other Functions and Powers. The Committee will perform such other functions and exercise such other powers as are assigned by the Company’s charter or bylaws, or the Board or are prescribed from time to time for the audit committee of a reporting company in Parts 2 and 4 of the Instrument and other relevant legislation.